SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”), dated February 12, 2026 and revised March 13, 2026, is made by and between Sumita Pandit (“Employee”) and Radian Group Inc. (“Radian”). Employee and Radian are parties to this Agreement and are collectively referred to herein as the “Parties.” This Agreement provides for all payments to which Employee may be entitled from the Company (as defined below), including under the Executive Severance Agreement between Employee and Radian, effective March 6, 2023 (“Severance Agreement”). This Agreement is effective as of the Effective Date described in Section 17(h) below.

As used in this Agreement, any reference to Employee shall include Employee, and in their capacities as such, Employee’s heirs, administrators, representatives, executors, legatees, successors, agents and assigns. As used in this Agreement, any reference to the “Company” shall mean Radian and each subsidiary of Radian.

In consideration of the mutual promises, agreements and representations contained herein, the Parties agree as follows:

1. Termination of Service. Employee’s employment was terminated on February 12, 2026 (the “Termination Date”) when the Company provided Employee notice in writing pursuant to Section 3 of the Severance Agreement that Employee’s employment was being terminated effective immediately. As of the Termination Date, Employee no longer holds any position with the Company, including as an officer or a director of the Company.

2. Company’s Obligations.

a) Whether or not Employee signs or revokes this Agreement:

(1) The Company will not contest any application for unemployment compensation that Employee may file; however, Employee acknowledges that the relevant agency, not the Company, ultimately has the authority over the determination of Employee’s eligibility, or lack thereof, for unemployment benefits; and

(2) The Company will pay Employee a lump sum payment equal to $30,178.74, which is comprised of Employee’s accrued but unused paid-time-off days in accordance with Radian’s Paid Time Off (PTO) Policy (72.62 hours) and accrued but unpaid base salary as of the Termination Date. Such payment will be made in a single lump sum by the regular payroll date for the pay period in which the Termination Date occurs.

(3) Employee will be eligible to receive any vested and accrued benefits under any plans or programs of the Company under which Employee has vested and accrued benefits.

b) Provided that Employee timely signs this Agreement and does not revoke this Agreement, and complies with the Restrictive Covenants (defined in Section 5(a) below), in lieu of any other severance amounts under any other severance plans or agreements provided by the Company, the Company agrees to pay Employee the following:

(1) The Company shall pay Employee severance pay equal to $900,000, which is equal to one and one-half times Employee’s base salary as in effect on the Termination Date. The severance payments shall be paid in bi-weekly installments in accordance with the Company’s normal payroll practices over the 18-month period following the Termination Date (the “Severance Period”). The first payment will be made on the first payroll date after the 30th day following the Termination Date and will include unpaid installments for the period from the Termination Date to the first payment date.

(2) The Company shall pay Employee a lump sum cash payment of $1,350,000, which is equal to one and one-half times Employee’s target incentive award under the Radian Group Inc. Short-Term Incentive Plan for Employees (the “STI Plan”). The payment will be made on the first payroll date after the 30th day following the Termination Date.

(3) The Company shall pay Employee Employee’s STI award for the 2025 calendar year, as approved by the Compensation and Human Capital Management Committee of the Board of Directors of Radian in accordance with the Company’s 2025 STI program under the STI Plan in the amount of $1,330,448. Forty percent of the STI award for the 2025 calendar year will be paid in a lump sum on the Effective Date and the remaining 60% will be paid on September 1, 2026 in accordance with the terms of the Radian Voluntary Deferred Compensation Plan for Officers, as it may be amended from time to time, including any adjustments for earnings or losses calculated in accordance with Employee’s elections until the date of payment.

(4) The Company shall pay a lump sum cash payment of $106,027.40, which is equal to Employee’s target incentive award under the STI Plan for the 2026 calendar year, multiplied by a fraction, the numerator of which is 43 (i.e., the number of days that Employee was employed by the Company during the 2026 calendar year) and the denominator of which is 365 (the “Prorated STI Award”). The Prorated STI Award will be paid in a lump sum on the first payroll date after the 30th day following the Termination Date.

(5) During the period beginning on the Termination Date and ending on the earlier of (i) the date on which Employee first becomes covered by any other “group health plan” as described in Section 4980B(g)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or (ii) the last day of the Severance Period (the “Coverage Period”), if Employee timely elects to receive continued health coverage under the Company’s health plan under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at a level of coverage at or below Employee’s level of coverage in effect on the Termination Date, the Company will pay the monthly COBRA premium cost for such continued health coverage, less an amount equal to the premium charge that is paid by the Company’s active employees for such coverage as in effect on the Termination Date (the “COBRA Benefit”). Employee shall be responsible for the balance owed for the COBRA premiums and any tax imposed on the Company subsidy of COBRA premiums, which amounts will be deducted from the payments described in Section 2(b)(1) above. The Company shall provide the COBRA Benefit to Employee under this Section 2(b)(5) only for the portion of the Coverage Period during which Employee continues coverage under the Company’s health plan. Employee agrees to promptly notify the Company of Employee’s coverage under an alternative health plan upon becoming covered by such alternative plan, and not later than five days thereafter. The COBRA health care continuation coverage period under Section 4980B of the Code shall run concurrently with the Coverage Period.

(6) The Company shall provide Employee with outplacement services with Keystone Partners. for a period of up to 12 months after the Termination Date, not to exceed $20,000 in cost. Following the Effective Date, Employee should contact Keystone Partners at (610) 941-4455 to arrange for outplacement services.

(7) Employee will be eligible for accelerated or pro-rated vesting pursuant to the terms of the applicable grant agreements evidencing Employee’s outstanding equity awards, as set forth in Exhibit A attached hereto.

c) In the event Employee dies after the Termination Date, any payments due to Employee under this Agreement and not paid prior to Employee’s death shall be made to the personal representative of Employee’s estate.

d) Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise. The amount of any payment or benefit provided for herein shall not be reduced by any compensation earned by other employment or otherwise, except as provided above with respect to the COBRA Benefit.

e) All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Employee shall be responsible for all taxes applicable to amounts payable under this Agreement.

f) Payments of any incentive compensation under this Agreement shall be subject to Radian’s Incentive Compensation Recoupment Policy, or any other recoupment policy in effect as of the date of this Agreement, to the extent applicable.

g) The Company agrees that it will direct its senior executives and directors not to willfully or knowingly disparage Employee in any way; provided that nothing in this Section 2(g) shall prevent any person from (i) responding publicly by a truthful statement to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement, or (ii) making any truthful statement to the extent (x) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, or (y) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body.

3. Release.

a) In consideration of the payments and benefits provided by the Company to Employee in accordance with Section 2(b), Employee hereby agrees, subject to and without waiving any rights identified in Section 4 (Permitted Conduct) below, to the maximum extent permitted by law, to irrevocably and unconditionally RELEASE AND FOREVER DISCHARGE the Company and each of its and their past or present parents, subsidiaries and affiliates, their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company and of the Company’s past or present parents, subsidiaries or affiliates, and the past or present trustees, administrators, agents or employees of all such pension and employee benefit plans (hereinafter collectively included within the term the “Released Parties”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, whether known or unknown, which Employee ever had, now has or may have, or which Employee’s heirs, executors or administrators may have against the Released Parties, by reason of any matter, cause or thing whatsoever from the beginning of Employee’s employment with the Company to and including the date on which Employee signs this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Employee’s employment relationship and/or the termination of Employee’s employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted, which includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act of 1993, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act (“OWBPA”), Pennsylvania Human Relations Act, including age and sexual harassment claims, Pennsylvania Equal Pay Law, Pennsylvania Whistleblower Law, if applicable, the Pennsylvania Wage Payment Collection Act, and any other federal, state or local statutes or common law under which Employee can waive Employee’s rights, any contracts between the Released Parties and Employee, and all claims for counsel fees and costs. Employee acknowledges that Employee has not made any claims or allegations related to sexual harassment or sexual abuse and none of the payments set forth in this Agreement are related to sexual harassment or sexual abuse.

b) In waiving and releasing any and all claims against the Released Parties, whether or not now known to Employee, Employee understands that this means that if Employee later discovers facts different from or in addition to those facts currently known by Employee, or believed by Employee to be true, the waivers and releases of this Agreement will remain effective in all respects, despite such different or additional facts and Employee’s later discovery of such facts, even if Employee would not have agreed to this Agreement if Employee had prior knowledge of such facts.

c) Notwithstanding anything in this Section 3 to the contrary, Employee does not waive (i) any entitlements under the terms of this Agreement, (ii) Employee’s existing right to receive vested accrued benefits under any plans or programs of the Company under which Employee has accrued benefits (other than under any Company separation or severance plan or programs), (iii) any claims that, by law, may not be waived, (iv) any rights or claims that may arise after the date Employee signs this Agreement, (v) any right to indemnification under the bylaws of the Company, or under any directors and officers insurance policy, with respect to Employee’s performance of duties as an employee or officer of the Company, and (vi) any claim or right Employee may have under COBRA, for unemployment insurance benefits, workers’ compensation benefits, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law.

4. Permitted Conduct. Nothing in this Agreement shall prohibit or restrict Employee from initiating communications directly with, filing any charge of complaint with, cooperating with, providing relevant information to, responding to any inquiry from, assisting in an investigation by, or providing testimony before, the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, the Department of Labor, the National Labor Relations Board, or any other federal, state or local regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Employee is not required to advise or seek permission from the Company before engaging in any such activity. Further, nothing in this Agreement shall prohibit any person from making truthful statements when required by law or order of a court or other body having jurisdiction or in conjunction with legal proceedings. Despite the foregoing, Employee is not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information that Employee came to learn during the course of Employee’s employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege, attorney work product doctrine, and/or other applicable legal privileges. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Employee hereby waives Employee’s right to receive any individual monetary relief from the Released Parties resulting from such claims, regardless of whether Employee or another party has filed them, and in the event Employee obtains such monetary relief, the Company will be entitled to an offset for the payments made pursuant to Section 2(b) of this Agreement, except where such limitations are prohibited as a matter of law (e.g., under the Sarbanes-Oxley Act of 2002, 18 U.S.C.A. Section 1514A). However, this Agreement does not impact Employee’s ability to receive and retain an award from a government administered whistleblower award program for providing information directly to a government agency. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. Sections 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

5. Employee’s Obligations.

a) Employee agrees to comply with the restrictive covenants and agreements set forth in Section 9 of the Severance Agreement, including without limitation the nondisparagement covenant in Section 9(b) of the Severance Agreement, and all other written restrictive covenants agreements with the Company, including Employee’s Restrictive Covenants Agreement, dated January 24, 2023 and signed by Employee on January 30, 2023, restrictive covenants under equity grants and all confidentiality and other obligations with respect to the Company under the Company’s current Code of Conduct and Ethics, including without limitation non-competition, non-solicitation, confidentiality and insider trading restrictions (collectively, the “Restrictive Covenants”), all of which are incorporated herein by reference. Employee expressly acknowledges that continuing to comply with the terms of the Restrictive Covenants and Section 5(b) below is a material term of this Agreement. Employee further acknowledges that in the event that the Company has reason to believe that Employee has violated any of the Restrictive Covenants or Section 5(b) below, Employee shall forfeit any unpaid amounts described in Section 2(b) above and shall return to the Company any amounts previously paid under Section 2(b) above, and the Company shall have no further obligation to Employee.

b) Employee agrees that Employee will not make or authorize any written or oral statements that are false or defamatory about the Company or its affiliates or their respective directors, officers or employees. This clause does not affect Employee’s rights under Section 4 (Permitted Conduct) above.

6. Return of Property. Employee warrants that Employee has returned all Company property to the Company, and Employee has not retained any property of the Company. To the extent that Employee made use of Employee’s own personal computing devices (e.g., cell phone, tablet, laptop, thumbdrive, etc.) during employment with the Company, Employee will deliver such personal computing devices to the Company for review and will permit the Company to delete all Company property and information from such personal computing devices, and/or permit the Company to remotely delete all Company property and information from such personal computing devices.

7. Cooperation. Except as expressly permitted or required by this Agreement or by law and as set forth in Section 4 (Permitted Conduct) above, Employee agrees that, upon the Company’s reasonable notice to Employee, Employee shall fully cooperate with the Company in investigating, defending, prosecuting, litigating, filing, initiating or asserting any actual or potential claims or investigations that may be made by or against the Company to the extent that such claims or investigations may relate to any matter in which Employee was involved (or alleged to have been involved) while employed with the Company or of which Employee has knowledge by virtue of Employee’s employment with the Company. Upon submission of appropriate documentation, Employee shall be reimbursed for reasonable and pre-approved out-of-pocket expenses incurred in rendering such cooperation.

8. No Other Benefits or Compensation. Effective on Employee’s Termination Date, Employee shall cease to be a participant in the benefit plans of the Company, except that Employee’s coverage under the applicable Company health plan shall continue until the end of the calendar month in which the Termination Date occurs and Employee may thereafter elect continued health coverage under COBRA, subject to the terms of the health plan and subject to Employee paying the applicable premiums. Employee acknowledges that, upon receiving the payments and benefits provided for in Section 2 of the Agreement and the first sentence of this Section 8, Employee has received all benefits and amounts due from the Company related to Employee’s employment with the Company, including all wages, overtime, bonuses, commissions, incentives, sick pay, personal leave and vacation pay to which Employee is entitled and that no other amounts are due to Employee other than as set forth in the Agreement. Employee also acknowledges that Employee was provided any leaves to which Employee was entitled in connection with Employee’s employment with the Company. Notwithstanding the foregoing, nothing in this Agreement is a waiver, modification or forfeiture of any vested accrued benefit that Employee may have under the Company’s benefit plans.

9. No Admission of Liability. It is expressly understood and agreed that this Agreement, and any acts undertaken hereunder, shall not be construed as an admission of liability or wrongdoing on the part of the Company under any law, statute, regulation or ordinance.

10. Controlling Law. This Agreement and all matters arising out of, or relating to, this Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to conflict-of-law principles. Notwithstanding the foregoing, and for the avoidance of any doubt, if a Company benefit plan or other employment-related agreement provides in writing that it shall be governed by the laws of another state, then all matters arising out of, or relating to, such benefit plan or other employment-related agreement shall be governed by, and construed in accordance with, the laws of the state designated in such benefit plan or other employment-related agreement.

11. Jurisdiction. Any action arising out of, or relating to, any of the provisions of this Agreement shall be brought and prosecuted only in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Delaware County, Pennsylvania, and the jurisdiction of such court in any such proceeding shall be exclusive. Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

12. Severability. If any provision of this Agreement is construed to be invalid, unlawful or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto, except that, in the event the release in Section 3 of this Agreement is held to be unlawful, invalid or unenforceable, any payments made pursuant to Section 2(b) above shall be returned to the Company and no further consideration shall be due. If any covenant or agreement is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

13. Amendment. The Parties agree that this Agreement may not be altered, amended or modified, in any respect, except by a writing duly signed by both Parties.

14. Entire Agreement. The Parties understand that no promise, inducement or other agreement not expressly contained herein has been made conferring any benefit upon them, that this Agreement contains the entire agreement between the Parties with respect to the subject matter hereof, including any agreements incorporated by reference herein and exhibits attached hereto, and that the terms of this Agreement are contractual and not recitals only. For the avoidance of doubt, Employee agrees that Employee shall remain subject to all Restrictive Covenants, and such Restrictive Covenants will continue in effect according to their terms.

15. Section 409A. This Agreement is intended to comply with Section 409A of the Code, or an exemption, and the provisions of this Section shall apply notwithstanding any provisions of this Agreement to the contrary. Severance benefits under this Agreement are intended to be exempt from Section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments and each payment shall be treated as a separate payment. With respect to any payments that are subject to Section 409A of the Code, in no event shall Employee, directly or indirectly, designate the calendar year of a payment. With respect to any payments that are subject to Section 409A of the Code, in no event shall the timing of Employee’s execution of this Agreement, directly or indirectly, result in Employee designating the calendar year of payment of any amount set forth in Section 2(b) above, and if a payment of any amount set forth in Section 2(b) above is subject to Section 409A of the Code and could be made in more than one taxable year, based on timing of the execution of this Agreement, payment shall be made in the later taxable year. Any reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. The Company makes no representations with respect to Section 409A of the Code, and the Company shall have no liability with respect to taxation under Section 409A of the Code.

16. Employee Acknowledgements. Employee hereby acknowledges that:

a) The Company advises Employee to consult with an attorney before signing this Agreement;

b) Employee has obtained independent legal advice from an attorney of Employee’s own choice with respect to this Agreement or Employee has knowingly and voluntarily chosen not to do so;

c) Employee freely, voluntarily and knowingly entered into this Agreement after due consideration;

d) Employee has had at least 21 days to review and consider this Agreement;

e) If Employee knowingly and voluntarily chooses to do so, Employee may accept the terms of this Agreement on or within 21 days after the date Employee receives this Agreement and no later than March 6, 2026;

f) Employee understands that if Employee does not sign this Agreement on or before March 6, 2026, the offer to pay Employee the benefits described in Section 2(b) above will expire at midnight EST on March 6, 2026;

g) Employee has a right to revoke this Agreement by notifying the Senior Executive Vice President, General Counsel of the Company at the Company in writing within seven days of Employee’s execution of this Agreement;

h) Unless revoked, this Agreement will become effective on the eighth day following its execution (the “Effective Date”);

i) Changes to the Company’s offer contained in this Agreement that are immaterial will not restart the consideration period;

j) In exchange for Employee’s waivers, releases and commitments set forth herein, including Employee’s waiver and release of all claims arising under the ADEA and OWBPA, the payments, benefits and other considerations that Employee is receiving pursuant to the Agreement exceed any payment, benefit or other thing of value to which

Employee would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein;

k) No promise or inducement has been offered to Employee, except as expressly set forth herein, and Employee is not relying upon any such promise or inducement in entering into this Agreement; and

l) EMPLOYEE REPRESENTS THAT EMPLOYEE HAS READ THE TERMS OF THIS AGREEMENT, THAT THIS AGREEMENT IS WRITTEN IN A MANNER THAT EMPLOYEE CAN UNDERSTAND AND THAT THE COMPANY HAS NOT MADE ANY REPRESENTATIONS CONCERNING THE TERMS OR EFFECTS OF THIS AGREEMENT OTHER THAN THOSE CONTAINED HEREIN.

[Signature Page Follows]

EMPLOYEE FREELY AND VOLUNTARILY AGREES TO ALL THE TERMS AND CONDITIONS HEREOF, AND SIGNS THE SAME AS EMPLOYEE’S OWN FREE ACT.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties agree to the terms of this Agreement.

Date: March 13, 2026	Radian Group Inc. By: /s/ Dana Keyser Name: Dana Keyser Title: Senior Vice President, Total Rewards
Date: March 13, 2026	By: /s/ Sumita Pandit Sumita Pandit

Exhibit A

Equity Awards